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                                                                    Exhibit 99.1

For more information, please contact:
Jacquelyn Basso                             or         Elizabeth Braungard
VP, Director of Marketing                              VP, Director of Marketing
(Support Services)                                     (Delivery Services)
(717) 231-5723                                         (717) 231-5732

June 9, 2000

             Keystone Financial Shareholders Meeting to Reconvene

    Harrisburg, PA - Keystone Financial, Inc. (NASDAQ:KSTN) announced today that its previously adjourned annual shareholders meeting will reconvene at 8:00 a.m., local time, on Thursday, July 20, 2000 at the Harrisburg Hilton Hotel, Market Square, Harrisburg, Pennsylvania.

    As previously announced, the originally scheduled meeting date of May 25, 2000 was adjourned, due to the May 17, 2000 announcement of the pending merger transaction with M&T Bank Corporation (NYSE:MTB).

    Proxies previously given by shareholders for the annual meeting will remain valid unless revoked. Shareholders who have previously voted by mail, telephone or internet do not need to take any further action unless they wish to change their prior proxy votes.

    Keystone Financial, Inc., the fourth largest financial institution headquartered in Pennsylvania with assets of approximately $7 billion, is the holding company for Keystone Financial Bank, N.A., which has more than 175 community offices in Pennsylvania, Maryland and West Virginia, and a Mobile Banking Unit which operates throughout the tri-state area. Keystone Financial Inc., also operates Martindale Andres & Co., an investment-management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement-benefit services firm; Keystone Brokerage, LLC, offering full service investment planning and discount brokerage; and a 24-hours-a-day, seven-days-a-week Telephone Banking Center. For more information, Keystone Financial can be reached on the Internet at www.keyfin.com